Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-49580 and 333-73147) pertaining to the Korn/Ferry International Performance Award Plan of our report dated May 27, 2003, except for Note 6, which date is June 2, 2003, with respect to the consolidated financial statements and financial statement schedule of Korn Ferry International as of April 30, 2003, and for the two-year period then ended, included in the Company’s Annual Report (Form 10-K) for the year ended April 30, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California

July 18, 2003